CENTER BANCORP, INC. ANNOUNCES INCREASE IN SHARE REPURCHASE PROGRAM

UNION, NJ -- (MARKET WIRE) -- 09/28/07 -- Center Bancorp Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, today announced that its Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 684,627 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise.

Commenting on the Company’s actions, President and Chief Executive Officer Anthony C. Weagley stated: “This program allows the Corporation to continue to repurchase shares and deliver value to our shareholders. Our strong capital position allows us to increase the shares authorized for our stock repurchase program. We believe the additional capacity to repurchase shares provides the flexibility to allocate capital as we seek to maximize shareholder returns.”

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release, including statements regarding the potential impact of share repurchases, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the ability of the Corporation to implement its strategies promptly, the competitive pressures experienced by the Corporation in the marketplace and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
Acting President
Center Bancorp, Inc.
(908) 206-2886